Exhibit 4.91

ASSIGNMENT OF CLAIM AGREEMENT

ASSIGNMENT OF CLAIM AGREEMENT (“Agreement”) dated as of June 24, 2013 among CAPITAL PRODUCT PARTNERS L.P. (the “Parent”), WIND DANCER SHIPPING INC. (the “Vessel Owner” or “Seller”) and DEUTSCHE BANK SECURITIES INC. (“Purchaser”). Seller and Purchaser are referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

A. Reference is made to the bareboat charter in respect of the vessel bearing hull number S-1243 and now named the Overseas Sifnos, dated August 16, 2006, between Sifnos Tanker Corporation (the “Charterer”) and the Vessel Owner, including all related agreements and addenda (the “Charter Agreement”), a copy of which is attached to this Agreement as Exhibit A1;

B. Pursuant to a guarantee dated December 18, 2006 (the “Guarantee”), a copy of which is attached to this Agreement as Exhibit A2, Overseas Shipholding Group, Inc. (the “Guarantor” and, together with the Charterer, the “Debtors”) guaranteed the obligations of the Charterer under the Charter Agreement;

C. On November 14, 2012 (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of title 11 of the United States Code, (as amended, the “Bankruptcy Code”), and each currently is in a proceeding for reorganization in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), jointly administered under Chapter 11 Case No. 12-20000 (PJW) (the “Proceedings”), with the Charterer’s case being Case No. 12-20163 (the “Charterer Proceeding”) and the Guarantor’s case being Case No. 12-20000 (the “Guarantor Proceeding”);

D. Pursuant to that certain Order Authorizing Rejection of the Existing Overseas Sifnos Charter Agreement and Entry into and Performance Under the New Sifnos Charter Agreement and the New Guarantee Nunc Pro Tunc as Necessary, entered by the Bankruptcy Court on March 21, 2013 (the “Rejection Order”), the Charterer, among other things, rejected the Charter Agreement nunc pro tunc effective as of March 1, 2013 pursuant to section 365 of the Bankruptcy Code (the “Rejection”);

E. As a result of the Rejection, Seller believes that it has a prepetition general unsecured claim against the Charterer in an amount not less than $17,337,467 (the “Claim Amount”), and a corresponding guarantee claim against Guarantor under the Guarantee in the same amount; and

G. In accordance with the terms hereof, Purchaser desires to purchase the Transferred Rights from Seller, and Seller desires to sell the Transferred Rights to Purchaser, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Aggregate Purchase Price” has the meaning set forth in Section 4.

“Allowance” means the first to occur of allowance of the Rejection Claim as an allowed, valid, enforceable, non-contingent, liquidated and non-disputed general unsecured claim (on an unsubordinated basis relative to other similarly situated general unsecured claims): (a) by a Final Order; (b) in the manner set forth in a chapter 11 plan in respect of the Debtors; or (c) in a chapter 7 liquidation applicable to the Debtors.

“Allowed Claim Amount” has the meaning set forth in Section 6(a)(i).

“Assignment Documents” has the meaning set forth in Section 7(a)(iii).

“Bankruptcy Code” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Rules” has the meaning set forth in Section 7(a)(iii).

“Base Claim Amount” means the product of (a) the Claim Amount, multiplied by (b) Holdback Rate.

“Benefit Plan” has the meaning set forth in Section 9(p).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Charter Agreement” has the meaning set forth in the Recitals of this Agreement.

“Charterer” has the meaning set forth in the Recitals of this Agreement.

“Charterer Claim” has the meaning set forth in Section 2(a).

“Charterer Proceeding” has the meaning set forth in the Recitals of this Agreement.

“Charterer Proof of Claim” has the meaning set forth in Section 2(a).

“Claim Amount” has the meaning set forth in the Recitals of this Agreement.

“Debtors” has the meaning set forth in the Recitals of this Agreement.

“Disallowance” has the meaning set forth in Section 13(d).

“Disallowance Proceeding” has the meaning set forth in Section 13(c).

“Effective Date” means the date that the Funded Purchase Price is received by Seller.

“ERISA” has the meaning set forth in Section 9(p).

“Excluded Information” has the meaning set forth in Section 8(f).

“Final Order” mean (a) an order of the Bankruptcy Court which has not been reversed, stayed, modified or amended and as to which (i) any appeal, rehearing or other review has been finally determined in a manner that does not affect such order, or (ii) the time to appeal or seek a rehearing or other review has expired and no appeal, motion for reconsideration has been timely filed; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed related to such order shall not cause such order to not be a Final Order, or (b) a settlement agreement (a “Settlement Agreement”) among the Debtors and the Parties stipulating to the allowance of the Rejection Claim as an allowed, valid, enforceable, non-contingent, liquidated and non-disputed general unsecured claim in a fixed allowed amount (on an unsubordinated basis relative to other similarly situated general unsecured claims) in the applicable Proceeding approved by an order of the Bankruptcy Court as described in the immediately preceding subclause (a).

“Funded Purchase Price” means the amount as set forth in Annex 1 hereto.

“Guarantee” has the meaning set forth in the Recitals of this Agreement.

“Guarantor” has the meaning set forth in the Recitals of this Agreement.

“Guarantor Claim” has the meaning set forth in Section 2(b).

“Guarantor Proceeding” has the meaning set forth in the Recitals of this Agreement.

“Guarantor Proof of Claim” has the meaning set forth in Section 2(b).

“Holdback Rate” means the Holdback Rate as set forth in Annex 1 hereto.

“Kimolos Charter Agreement” means the bareboat charter in respect of the vessel bearing hull number S-1250 and now named Overseas Kimolos, dated August 16, 2006, between Kimolos Tanker Corporation and Belerion Maritime Co., and all related agreements and addenda thereto.

“LIBOR” has the meaning set forth in Section 14(d).

“Maximum Refund Amount means the amount as set forth in Annex 1 hereto.

“Notice of Transfer” has the meaning set forth in Section 7(a)(iii).

“Original Charter Agreements” means collectively, (a) the Charter Agreement, (b) the Kimolos Charter Agreement, and (c) the Serifos Charter Agreement.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Petition Date” has the meaning set forth in the Recitals of this Agreement.

“Proceedings” has the meaning set forth in the Recitals of this Agreement.

“Proposed Settlement” has the meaning set forth in Section 13(d).

“Proposed Settlement Notice” has the meaning set forth in Section 13(d).

“Proofs of Claim” has the meaning set forth in Section 2(b).

“Purchase Rate” means the Purchase Rate as set forth in Annex 1 hereto.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Reference Banks” has the meaning set forth in Section 14(d).

“Rejection” has the meaning set forth in the Recitals of this Agreement.

“Rejection Claim” has the meaning set forth in Section 2(b).

“Rejection Order” has the meaning set forth in the Recitals of this Agreement.

“Representatives” means any affiliates, directors, officers, employees, agents, representatives and other advisors (including financial advisors, attorneys, accountants and other consultants).

“Securities Act” has the meaning set forth in Section 8(e).

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Defense Period” has the meaning set forth in Section 13(d).

“Serifos Charter Agreement” means the bareboat charter in respect of the vessel bearing hull number S-2035 formerly named Overseas Serifos and now named Alexandros II, dated August 16, 2006, between Serifos Tanker Corporation and Sorrel Shipmanagement, Inc., the Addendum Number 1, dated December 17, 2012 between Serifos Tanker Corporation and Sorrel Shipmanagement, Inc., and all other related agreements and addenda thereto.

“Settlement Limit” means $15,471,994.45.

“Transferred Rights” means, collectively, the Transferred Charterer Rights and the Transferred Guarantor Rights.

“Transferred Charterer Rights” means all of Seller’s right, title and interest in, to and under:

(a) the Charterer Claim, including any and all right to receive principal, interest, fees, damages, penalties and other amounts in respect of the Charterer Claim (in each case whether accruing prior to, on or after the date of this Agreement), and, to the extent relating to the Charterer Claim, accounts, accounts receivable and other similar rights and interests of Seller against Charterer, including all of Seller’s right, title and interest in, to and under (i) the Charterer Proof of Claim; and (ii) all rights to receive any cash, interest, penalties, fees, damages and/or other amounts received in respect of or in connection with the Charterer Claim;

(b) any actions, claims, rights, lawsuits and/or causes of action against Charterer, and/or voting rights and other rights and benefits of any nature whatsoever arising out of or in connection with the Charterer Claim;

(c) all rights in, to and under any collateral or guarantees related to the Charterer Claim;

(d) all cash, securities, instruments and other property which may be paid or distributed in satisfaction of Charterer Claim under or pursuant to any plan of reorganization or liquidation in the Charterer Proceedings, any redemption, restructuring or other liquidation or otherwise; and

(e) all proceeds of any kind of the foregoing, including, without limitation, all cash, securities or other property distributed or payable on account of, or exchanged in return for, any of the foregoing.

“Transferred Guarantor Rights” means all of Seller’s right, title and interest in, to and under:

(a) the Guarantor Claim, including, any and all right to receive principal, interest, fees, damages, penalties and other amounts in respect of the Guarantor Claim (in each case whether accruing prior to, on or after the date of this Agreement), and, to the extent relating to the Guarantor Claim, accounts, accounts receivable and other similar rights and interests of Seller against Guarantor, including, all of Seller’s right, title and interest in, to and under (i) the Guarantor Proof of Claim; and (ii) all rights to receive any cash, interest, penalties, fees, damages and/or other amounts received in respect of or in connection with the Guarantor Claim;

(b) any actions, claims, rights, lawsuits and/or causes of action against Guarantor, and/or voting rights and other rights and benefits of any nature whatsoever arising out of or in connection with the Guarantor Claim;

(c) all rights in, to and under any collateral or guarantees related to the Guarantor Claim;

(d) all cash, securities, instruments and other property which may be paid or distributed in satisfaction of Guarantor Claim under or pursuant to any plan of reorganization or liquidation in the Guarantor Proceedings, any redemption, restructuring or other liquidation or otherwise; and

(e) all proceeds of any kind of the foregoing, including, without limitation, all cash, securities or other property distributed or payable on account of, or exchanged in return for, any of the foregoing.

“Vessel Owner” has the meaning set forth in the Preamble of this Agreement.

2. Proofs of Claim. Seller represents and warrants to Purchaser that, as of the date hereof:

(a) a proof of claim, date-stamped May 24, 2013 and assigned claim number 481 (the “Charterer Proof of Claim”), was duly and timely filed by the Vessel Owner against Charterer in the Charterer Proceeding in the Claim Amount, a true and complete copy of which is attached to this Agreement as Exhibit B1 (such claim is hereinafter referred to as, the “Charterer Claim”); and

(b) a proof of claim, date-stamped May 24, 2013 and assigned claim number 476 (the “Guarantor Proof of Claim”, together with the Charterer Proof of Claim, the “Proofs of Claim”), was duly and timely filed by the Vessel Owner against Guarantor in the Guarantor Proceeding in the Claim Amount, a true and complete copy of which is attached to this Agreement as Exhibit B2 (such claim is hereinafter referred to as the “Guarantor Claim” and, together with the Charterer Claim, collectively, the “Rejection Claim”);

(c) neither Proof of Claim has been revoked, withdrawn, amended or modified and no right thereunder has been waived; and

(d) the statements in each Proof of Claim (i) are true and correct in all material respects as of the date hereof, and (ii) state all material facts necessary to make such statements not misleading in the context in which they were made.

3. Assignment of Rejection Claim.

(a) In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement:

(i) subject to the satisfaction or waiver by Seller of the conditions in Section 7(b), Seller irrevocably sells, transfers, assigns, grants and conveys the Transferred Rights to Purchaser with effect on and after the Effective Date; and

(ii) subject to the satisfaction or waiver by Purchaser of the conditions in Section 7(a), Purchaser irrevocably acquires the Transferred Rights with effect on and after the Effective Date.

(b) Notwithstanding any other term of this Agreement, following the Effective Date, the sale and assignment of the Transferred Rights shall be deemed an absolute and unconditional assignment of the Transferred Rights for the purpose of collection and satisfaction, and not an assignment or transfer to or assumption by Purchaser of any obligation of Seller under or in connection with the Transferred Rights and/or the Rejection Order (or any document or agreement entered into in connection with the Rejection Order), any and all of which obligations are and shall remain Seller’s obligations.

4. Aggregate Purchase Price. The aggregate cash consideration to be paid by Purchaser to Seller for the Transferred Rights is equal to the product of (a) the Purchase Rate, multiplied by (b) the Claim Amount (the product being the “Aggregate Purchase Price”), subject to adjustment pursuant to Section 6.

5. Funded Purchase Price. On the first Business Day following the satisfaction or waiver by Purchaser of the conditions set forth in Section 7(a), Purchaser shall pay to Seller the Funded Purchase Price by wire transfer of immediately available funds to Seller’s account specified on Schedule 1 hereto.

6. Allowance of Rejection Claim.

(a) Upon Allowance of the Rejection Claim:

(i) in an amount greater than the Base Claim Amount (such allowed amount being the “Allowed Claim Amount”), Purchaser shall pay to Seller by wire transfer of immediately available funds to Seller’s account specified on Schedule 1 hereto within 2 Business Days of such Allowance an amount equal to the difference between (x) the product of (A) the Purchase Rate, multiplied by (B) the Allowed Claim Amount, minus (y) the Funded Purchase Price; or

(ii) in an amount less than the Base Claim Amount, Seller shall refund to Purchaser by wire transfer of immediately available funds to Purchaser’s account specified on Schedule 1 hereto within 2 Business Days of such Allowance an amount equal to the difference between (x) the Funded Purchase Price, minus (y) the product of (A) the Purchase Rate, multiplied by (B) the Allowed Claim Amount; provided, however, that in no event shall Seller be required to refund to Purchaser any amount in excess of the Maximum Refund Amount, except as otherwise set forth in this Agreement including, without limitation, in the case of a breach by Seller of its representations, warranties, covenants, agreements or indemnities set forth herein.

7. Conditions Precedent.

(a) Purchaser’s obligation to pay the Funded Purchase Price to Seller and to acquire the Transferred Rights on the Effective Date shall be subject to the satisfaction or waiver by Purchaser of the following conditions:

(i) Seller’s representations and warranties in this Agreement shall have been true and correct in all material respects (as of the date made);

(ii) On or before the Effective Date, Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date; and

(iii) Purchaser shall have received (x) this Agreement duly executed on behalf of Seller, and (y) each Evidence of Transfer of Claim in the form attached to this Agreement as Exhibit C, duly executed on behalf of Seller, to be filed with the Bankruptcy Court together with a transfer notice (“Notice of Transfer”) evidencing the transfer of the Transferred Rights to Purchaser under Rule 3001(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (collectively, the “Assignment Documents”).

(b) Seller’s obligation to sell, transfer, assign, grant, and convey the Transferred Rights to Purchaser on the Effective Date shall be subject to the satisfaction or waiver by Seller of the following conditions:

(i) Purchaser’s representations and warranties in this Agreement shall have been true and correct in all material respects (as of the date made);

(ii) On or before the Effective Date, Purchaser shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date; and

(iii) Seller shall have received (x) this Agreement duly executed on behalf of Purchaser, and (y) the Funded Purchase Price from Purchaser.

8. Mutual Representations of Seller and Purchaser. Seller and Purchaser hereby represent and warrant to the other Party that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws, and has full power and authority and has taken all action necessary to execute and deliver each Assignment Document, to perform its obligations under each Assignment Document and to consummate the transactions contemplated by each Assignment Document;

(b) the making and performance by it of each Assignment Document does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law applicable to it or any other agreement to which it is a party or by which it is bound;

(c) each Assignment Document has been duly and validly authorized, executed and delivered by it and is legal, valid, binding and enforceable against it in accordance with its terms except that the enforceability may be limited by bankruptcy, insolvency or laws governing creditors’ rights generally or general equitable principles;

(d) except for such filings that are expressly contemplated in this Agreement, no consent, approval, filing or corporate, partnership or other action is required as a condition to or in connection with execution, delivery and performance of this Agreement and the transactions contemplated herein;

(e) it is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”);

(f) it acknowledges that (i) the other Party currently may have, and later may come into possession of, information relating to the Transferred Rights, Debtors, or Debtors’ affiliates or the status of the Proceedings that is not known to it and that may be material to a decision to buy or sell the Transferred Rights and all related rights (as appropriate) (the “Excluded Information”), (ii) it has not requested the Excluded Information, and has agreed to proceed with the purchase or sale of the Transferred Rights and all related rights (as appropriate) hereunder without receiving the Excluded Information, and (iii) the other Party shall have no liability to it, and each Party waives and releases any claims that it might have against the other Party or the other Party’s officers, directors, employees, agents and controlling persons and their respective successors, assigns, heirs and personal representatives whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that each Party’s Excluded Information (in its possession as of the date hereof) shall not and does not affect the truth or accuracy of such Party’s representations, warranties, covenants, agreements or indemnities in this Agreement;

(g) it is aware that the Aggregate Purchase Price (as adjusted in accordance with the terms hereof) may differ both in kind and amount from any distributions ultimately made pursuant to any plan of reorganization confirmed by the Bankruptcy Court in the Proceedings; and

(h) it has adequate information concerning the business and financial condition of the Debtors, the Transferred Rights and the status of the Proceedings in order to make an informed decision regarding the purchase and sale of the Transferred Rights, and it has independently and without reliance on the other Party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement.

9. Additional Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that, as of the date hereof:

(a) the Charterer Claim was determined, and the Charterer Proof of Claim was prepared, based on amounts that it believes is owed to it by Charterer as a result of the Rejection;

(b) the Guarantor Claim was determined, and the Guarantor Proof of Claim was prepared, based on amounts that it believes is owed to it by Guarantor under the Guarantee as a result of the Rejection;

(c) no payment or other distribution has been received by or on behalf of it in full or partial satisfaction of the Transferred Rights;

(d) it is the sole legal and beneficial owner of and has good and marketable title to the Transferred Rights, free and clear of any and all liens, claims, security interests, participations, encumbrances or adverse claims against title of any kind or nature whatsoever (other than claims in favor of the Purchaser arising hereunder) and will transfer to Purchaser such good and marketable title in the Transferred Rights, free and clear of liens and encumbrances of any kind (other than claims in favor of the Purchaser arising hereunder);

(e) it (i) has not previously sold, conveyed, transferred, assigned, or participated, the Transferred Rights, in whole or in part, to any party (or agreed to do any of the foregoing), (ii) has not previously pledged or otherwise encumbered the Transferred Rights, in whole or in part, to any party (or agreed to do any of the foregoing) except as set forth in the documents listed Schedule 2 to this Agreement; provided, however, such pledge or encumbrances have been since released and (iii) is the original holder of the Transferred Rights;

(f) it has provided to Purchaser true, correct and complete copies of all material documents evidencing the Transferred Rights, in each case, as amended through the date hereof, and all material notices, documents and agreements relating thereto, and a true, correct and complete list describing such documents is attached as Schedule 3 to this Agreement and other than such documents, there are no other agreements or documents which create, evidence or affect in any material way, (i) the Transferred Rights, (ii) any action taken or to be taken by it under this Agreement or (iii) the rights of Purchaser created or purported to be created hereby;

(g) other than the Proceedings, no other proceedings are pending or to its knowledge, threatened against it, in each case, before any relevant, federal, state or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic (and including arbitral bodies whether governmental, private or otherwise) that, in the aggregate, will adversely affect, (i) the Transferred Rights, (ii) any action taken or to be taken by it under this Agreement or (iii) the rights of Purchaser created or purported to be created hereby;

(h) it has not received notice of any pending avoidance actions under Chapter 5 of the Bankruptcy Code or any other actions, claims, rights, lawsuits, and other causes of action against it or the Transferred Rights in the Proceedings, and, to its knowledge, no legal or equitable defenses, counterclaims, offsets, reductions, recoupments, impairments, avoidances, disallowances or subordinations have been asserted against it in the Proceedings or otherwise by or on behalf of any Debtor or any other party to reduce the amount of the Transferred Rights, delay or reduce distributions or impair the value of the Transferred Rights or related distributions, or otherwise affect the validity or enforceability of the Transferred Rights;

(i) it has not received notice of any objection to the Transferred Rights having been filed in the Proceedings, and it has not received any notice that the Transferred Rights are void or voidable or subject to any disallowance, reduction, impairment or objection of any kind;

(j) it has not engaged (and shall not engage) in any acts, conduct or omissions, and it has not had (and shall not have) any relationship with any Debtor or its affiliates that will result in Purchaser receiving in respect of the Transferred Rights proportionately less in payments or distributions or less favorable treatment than other otherwise similarly situated creditors of such Debtor;

(k) other than amounts paid to it under the Original Charter Agreement in the ordinary course, it does not, and did not on the date of the commencement of the Proceedings, hold any funds or property of a Debtor, and has not effected or received, and shall not effect or receive, the benefit of any setoff against either Debtor;

(l) it did not receive any payments, security interests or other transfers from a Debtor during the 91 days prior to the Petition Date for such Debtor except payments made (i) either (x) in the ordinary course of business or financial affairs of Seller and such Debtor or (y) on ordinary business terms, and (ii) in respect of indebtedness incurred in the ordinary course of business or financial affairs of Seller and such Debtor;

(m) it is not an “affiliate” or “insider” of any of the Debtors within the meaning of sections 101 (2) and 101(31) of the Bankruptcy Code, respectively, and is not, and has not been, a member of any official or unofficial creditors’ committee appointed in the Proceedings;

(n) it is not, and never has been, “insolvent” within the meaning of section 1 201(23) of the Uniform Commercial Code or within the meaning of section 101(32) of the Bankruptcy Code;

(o) no broker, finder, agent or other entity under the authority of Seller is entitled to any commission or other fee in connection with the transactions contemplated hereby for which Purchaser could be responsible;

(p) no interest in the Transferred Rights is being sold by or on behalf of one or more Benefit Plans. “Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it (“ERISA”), a “plan” as defined in section 4975 of the Code or any entity whose assets include (for purposes of ERISA section 3(42) or otherwise for purposes of Title I of ERISA or section 4975 of the Code) the assets of any such “employee benefit plan” or “plan;” and

(q) (i) its sale of the Transferred Rights to Purchaser is irrevocable by Seller and (ii) Seller shall have no recourse to Purchaser, except for (w) amounts payable to Purchaser under Section 6(a)(i) hereof, (x) Purchaser’s breaches of its representations, warranties, agreements or covenants, (y) Purchaser’s indemnities, in each case as expressly stated in this Agreement and (z) as otherwise set forth herein.

10. Additional Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the date hereof:

(a) no proceedings are pending against it or to its knowledge, threatened against it, in each case before any relevant, federal, state or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic (and including arbitral bodies whether governmental, private or otherwise) that, in the aggregate, will adversely affect any action taken or to be taken by it under this Agreement;

(b) without characterizing the Transferred Rights as a “security” within the meaning of applicable security laws, it is not purchasing the Transferred Rights with a view towards the sale or distribution thereof in violation of the Securities Act; provided, however, that Purchaser may resell the Transferred Rights if such resale is otherwise in compliance with Section 14(b) hereof;

(c) it: (i) is a sophisticated entity with respect to the purchase of the Transferred Rights; (ii) is able to bear the economic risk associated with the purchase of the Transferred Rights; (iii) has adequate information concerning the business and financial condition of each of the Debtors in respect of the Transferred Rights and the status of the Proceedings to make an informed decision regarding the purchase of the Transferred Rights; (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement; and (v) has independently and without reliance upon Seller, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser has relied upon Seller’s express representations, warranties, covenants and indemnities in this Agreement. Purchaser acknowledges that Seller has not given it any investment advice, credit information, or opinion on whether the purchase of the Transferred Rights is prudent;

(d) except as otherwise provided in this Agreement, it has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credits, affairs, financial condition, or business of any Debtor, or any other matter concerning any Debtor;

(e) no broker, finder, agent or other entity under the authority of Purchaser is entitled to any commission or other fee in connection with the transactions contemplated hereby for which Seller could be responsible;

(f) no interest in the Transferred Rights is being sold by or on behalf of one or more Benefit Plans; and

(g) other than expressly provided in this Agreement, it is acquiring the Transferred Rights on an “as is” and “where is” basis.

11. Covenant of Seller. Seller shall use reasonable efforts to cooperate in filing any amendments or modifications to the Proofs of Claim as Purchaser may reasonably determine,

provided that (x) such amendments and modifications are consistent with the terms of this Agreement, in all respects, (y) such amendments and modifications are reasonably necessary or appropriate to give effect to this Agreement, and (z) Seller shall have no liability for complying with the Purchaser’s request.

12. Indemnification.

(a) Seller agrees to indemnify, defend and hold Purchaser and Purchaser’s respective officers, directors, employees, agents and controlling persons harmless from and against any and all expenses, losses, claims, damages and liabilities, including reasonable and documented attorneys’ fees and expenses resulting from (i) a breach by Seller of any of its representations, warranties, agreements or covenants set forth in this Agreement and (ii) any obligation of Seller or Purchaser to repay, in whole or in part, or otherwise reimburse the Debtors or any other entity for any payments or property actually received, applied or effected by or for the account of Seller under or in connection with the Transferred Rights or otherwise from, against or on account of the Debtors, except to the extent any such amounts have been distributed by Seller to Purchaser; provided, however, in no event shall Seller have any liability whatsoever for any special, punitive, indirect or consequential damages.

(b) Purchaser agrees to indemnify, defend and hold Seller and its officers, directors, employees, agents and controlling persons harmless from and against any and all expenses, losses, claims, damages and liabilities, including reasonable documented attorneys’ fees and expenses resulting from a breach by Purchaser of any of its representations, warranties, agreements or covenants of Purchaser set forth in this Agreement; provided, however, in no event shall Purchaser have any liability whatsoever for any special, punitive, indirect or consequential damages.

(c) Except as expressly provided in this Agreement, the indemnification provisions set forth in this Section 12 shall be the sole and exclusive remedy for each Party with respect to any breach of any representations, warranties, agreements or covenants set forth in this Agreement.

13. Attorney-In-Fact; Settlement of Rejection Claim; Further Actions.

(a) Following the Effective Date and except as set forth herein, Seller irrevocably appoints Purchaser as its true and lawful attorney-in-fact and authorizes Purchaser to act in Seller’s name, place and stead, solely for the purpose of demanding, suing for, compromising, settling and recovering all amounts as now are, or may hereafter become, due and payable for or on account of the Transferred Rights, including doing all things necessary to enforce the Rejection Claim or any portion thereof and Seller’s rights thereunder or related thereto, including entry into a Proposed Settlement. Purchaser shall at all times act in good faith in order to attempt to maximize Allowance of the Rejection Claim, and to attempt to obtain Allowance of the Rejection Claim as soon as reasonably practicable.

(b) At Purchaser’s reasonable request (which may be made from time to time), Seller agrees to take such commercially reasonable actions consistent with the terms of this

Agreement (at Purchaser’s sole cost and expense) to assist the Purchaser in obtaining Allowance of the Rejection Claim, including without limitation, providing documents, evidence, witnesses, testimony and any other information Purchaser believes is reasonably necessary to maximize Allowance of the Rejection Claim, and to attempt to obtain Allowance of the Rejection Claim as soon as reasonably practicable. For the avoidance of doubt, Seller (or its Representative) shall not be obligated to take any action which Seller determines in good faith is not (x) permitted under applicable law, rule, regulation, or order or (y) consistent with the terms of this Agreement

(c) Purchaser acknowledges and agrees that Seller shall not be liable for any omissions or actions taken by Seller (or its Representatives) at Purchaser’s request pursuant to this Section 13; provided that this Section 13(c) shall not in any way modify Seller’s obligations in connection with any Disallowance and/or Settlement Impairment as further set forth in Section 6(a)(ii) and 13(f) respectively.

(d) Notwithstanding any provision in this Section 13 to the contrary, in the event that either Purchaser or Seller receives written notice that a third party (including any Debtor) has commenced any proceeding or arbitration, including a proceeding initiated by the filing of a motion, objection, demand letter, pleading, or other proceeding, which, if successful, would result in a Disallowance (a “Disallowance Proceeding”), then the receiving party shall promptly notify the other party of such Disallowance Proceeding. Purchaser shall prosecute and/or defend the Rejection Claim in the Disallowance Proceeding in consultation with Seller. If Purchaser elects not to prosecute and/or defend the Rejection Claim in the Disallowance Proceeding, it will promptly notify Seller in writing of its election and Seller may take such further action (at Seller’s expense) as Seller may determine is necessary or desirable to uphold and defend the Rejection Claim, as further provided for herein. Notwithstanding the foregoing, Seller shall not compromise or settle the Rejection Claim without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed) if such settlement would result in an Allowed Claim Amount that is less than the Settlement Limit.

(e) If Purchaser elects to compromise or settle the Rejection Claim through a Settlement Agreement or otherwise (a “Proposed Settlement”), Purchaser shall promptly notify Seller of such Proposed Settlement (“Proposed Settlement Notice”) and obtain Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed) to any Proposed Settlement that results in an Allowed Claim Amount less than or equal to the Settlement Limit; provided, however that Purchaser shall not be obligated to notify, or obtain written consent of, Seller if the Proposed Settlement results in an Allowed Claim Amount greater than the Settlement Limit. Solely to the extent that the Proposed Settlement results in an Allowed Claim Amount less than or equal to the Settlement Limit, Seller shall, at Seller’s option and expense, subject to any timing established by the Bankruptcy Court, have thirty (30) days (the “Seller Defense Period”) from its receipt of such Proposed Settlement Notice to negotiate a more favorable settlement of the Rejection Claim with the Debtors or any third party, as the case may be; provided, however, that Seller shall be liable to Purchaser for any reduction or impairment (a “Settlement Impairment”) of the Allowed Claim Amount of such Proposed Settlement as a result of Seller’s negotiation for a more favorable settlement during the Seller Defense Period. If Seller elects to negotiate with the Debtors during the Seller Defense Period and is unable to negotiate a superior settlement proposal prior to the expiration of the Seller Defense Period, Purchaser shall have the right to agree to the Proposed Settlement without notice to, or consultation with, Seller. For the avoidance of doubt and except as set forth herein, the Parties acknowledge and agree that any consent given by either Party under this paragraph or any actions taken under this Agreement or any election permitted by this Agreement by either Party not to take action shall not affect or limit in any way such Party’s rights, indemnities and remedies under this Agreement or otherwise. For the purposes of this Agreement, the Rejection Claim shall be subject to a “Disallowance” if (i) all or any part of the Rejection Claim is avoided, disallowed, subordinated, reduced, setoff, objected, enjoined to or otherwise impaired, in whole or in part, for any reason whatsoever in that Proceeding, (ii) distributions on such claim are less in pro rata amount or different in nature or timing than distributions on claims of other otherwise similarly situated creditors in the applicable Proceeding and of the same class or type generally, or (iii) such claim is not an allowed, valid, enforceable, non-contingent, liquidated, unsubordinated and non-disputed unsecured claim in the Proceedings, in each case, such that the Allowed Claim Amount is reduced to an amount that is less than the Base Claim Amount.

(f) In the event of a Settlement Impairment, Seller agrees to immediately repay, on demand of Purchaser (which demand shall be made at Purchaser’s sole option), an amount equal to the product of (a) the difference between (i) the Allowed Claim Amount of such Proposed Settlement and (ii) the final Allowed Claim Amount multiplied by (b) the Purchase Rate, plus interest thereon at LIBOR plus 4% per annum from the date hereof to the date of repayment, provided, however, that such a demand by Purchaser shall not be deemed an election of remedies or any limitation on any other rights that Purchaser may have hereunder. For the avoidance of doubt, any amounts due and payable by Seller to Purchaser under this Section 13(e) shall not be duplicative of any amounts otherwise refundable by Seller to Purchaser under Section 6(a)(ii) of this Agreement.

(g) The Parties agree, at all times, to keep the other Party promptly apprised of any discussions or proposals with the Debtors (or any other person) with respect to the settlement, compromise, resolution, prosecution or litigation of the Transferred Rights. Seller agrees to use commercially reasonable efforts to forward to Purchaser any correspondence or notices received from the Debtors, the Bankruptcy Court or any third party with respect to the Transferred Rights.

(h) Seller further agrees that if Seller receives any distributions on account of the Transferred Rights, whether in the form of cash, securities, instruments or any other property, the aforementioned shall constitute property of Purchaser to which Purchaser has an absolute right; provided, however, that if any amounts are due and payable hereunder from Purchaser to Seller, Seller may setoff any cash distribution that it receives against such amounts. Except as set forth in the immediately preceding sentence, Seller shall hold such property in trust and will deliver to Purchaser any such property in the same form received, together with any endorsements or documents necessary to transfer such property to Purchaser within three (3) Business Days of receipt in the case of cash and as soon as practicable in the case of securities. Should all or any portion of the distributions on account of the Transferred Rights not be assignable by Seller to Purchaser under applicable law, then Seller grants to Purchaser a participation interest in the Transferred Rights or such distributions, in accordance with applicable law and the terms of this Agreement.

14. Miscellaneous.

(a) Further Assurances. Seller agrees to execute and deliver, or cause to be executed and delivered, all such instruments and documents (including, without limitation, any supporting documents evidencing the Transferred Rights), and to take all such action as Purchaser may reasonably request, reasonably promptly upon the request of Purchaser, (in all cases, at Seller’s reasonable cost and expense) in order to effectuate the intent and purpose of, and to carry out the terms of, this Agreement, to enforce and vote the Claim and the Transferred Rights, and to cause Purchaser to become the legal and beneficial owner and holder of the Transferred Rights in accordance with the terms hereof. For the avoidance of doubt, Seller shall not be responsible for Purchaser’s attorneys fees arising in connection with this Section 14(a).

(b) Further Transfers. Seller acknowledges that Purchaser may at any time sell, transfer, assign or participate the Transferred Rights, together with all of its rights, title and interest of Purchaser in and to this Agreement, in whole or in part, without the consent of Seller; provided, however, that (i) such sale, transfer, assignment or participation shall not violate any applicable laws, rules or regulations, including, any applicable securities laws, rules or regulations and (ii) notwithstanding any such sale, transfer, assignment or participation, unless Seller otherwise consents in writing, Purchaser’s obligations to Seller under this Agreement shall remain in full force and effect until fully paid, performed and satisfied. Purchaser shall be liable for any and all breaches of this Agreement that are not performed and satisfied by any permitted assignee. Purchaser shall use commercially reasonable efforts to notify Seller of any assignment of the Transferred Rights. Seller may not transfer any of its right or obligations hereunder without the express written consent of Purchaser; provided that no consent shall be necessary in connection with the grant or execution of any security interest in Seller’s rights in and to this Agreement created for financing purposes generally; provided, however, Seller shall use commercially reasonable efforts to notify Purchaser of any such security interest.

(c) Survival. All representations, warranties, covenants and agreements contained herein shall survive the Effective Date and the execution, delivery and performance of this Agreement and any sale, assignment, participation or transfer by Purchaser of any or all of the Transferred Rights, and shall inure to the benefit and be binding upon Seller, Purchaser and their respective successors and permitted assigns; provided, however, that the obligations of Seller and Purchaser contained herein shall continue and remain in full force and effect until fully paid, performed and satisfied.

(d) Interest. If either Party fails to make a payment or distribution to the other Party within the time period specified in this Agreement, the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such amount due together with interest on it for each day from (and including) the date when due to (but excluding) the date when actually paid at a rate per annum equal to LIBOR plus 4%. “LIBOR” means the offered rates by Reference Banks (as such term is defined herein) for deposits in U.S. Dollars for a period of one week which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day on which it is to be determined. The rate shall be the arithmetic mean of quotations provided by Citibank, JPMorgan Chase Bank, Bank of America and Deutsche Bank (the “Reference Banks”); provided, however, that if all four quotations are not available but at least two quotations appear on the Reuters Screen LIBO Page, the rate shall be the arithmetic mean of such quotations. If fewer than two quotations appear, the rate shall be determined by Seller in good faith.

(e) No Set-Off. Except as set forth in Section 13(g) hereof, each payment to be made by either Party hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind.

(f) Governing Law; Jurisdiction; Service of Process. The laws of the State of New York shall govern this Agreement, without regard to any conflict of laws provisions thereof. Each Party submits to the jurisdiction of the federal or state courts located in the County of New York, State of New York and agrees that any litigation relating to this Agreement shall be brought only in such courts. Each Party consents to service of process by certified mail at its address listed in Schedule 1 hereto.

(g) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which, together, constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

(h) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) 3001(e) Transfer. Seller hereby acknowledges and consents to all terms set forth in this Agreement and hereby waives its right to raise any objection thereto and its right to receive notice pursuant to Bankruptcy Rule 3001(e), and consents to the substitution of Seller by Purchaser for all purposes in the case, including, for voting and distribution purposes with respect to the Transferred Rights. Purchaser agrees to file a Notice of Transfer with the Bankruptcy Court pursuant to Bankruptcy Rule 3001(e) not later than two days after the Effective Date.

(j) Notices. All demands, notices, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given when sent by electronic mail or hand-delivered to the addresses set forth on Schedule 1 hereto, or such other address as may be furnished hereafter by notice in writing. All payments by Seller to Purchaser and Purchaser to Seller under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller or Purchaser, as applicable, in accordance with the wire instructions specified in Schedule 1 hereto.

(k) Integration. This Agreement together with any schedules and exhibits hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically and expressly set forth herein.

(l) Captions and Headings. The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. Such captions and headings shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

(m) Severability. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

(n) Confidentiality. Each Party agrees that except (i) as to implement or enforce the terms of this Agreement, (ii) as required by law or regulation, (iii) as may be compelled by legal process, by an order, judgment or decree of a court of other governmental authority of competent jurisdiction or (iv) disclosures to its own employees, professionals or representatives, it shall not disclose to any person the existence of, or terms and conditions of, this Agreement or any document executed or delivered in connection herewith, except that Purchaser may disclose this Agreement (but not the Aggregate Purchase Price) to any prospective purchaser or transferee of all or any portion of the Transferred Rights; provided, that such prospective purchaser or transferee shall be advised of, and agree to be bound by, either the provisions of this Section 14(n) or other provisions at least as restrictive as this Section 14(n).

(o) Amendments; Waivers.

(i) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(ii) No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder or under any related document shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each Party provided herein and in other related documents (x) are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law and (y) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related documents against the other Party or any other entity.

(p) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, or permitted assigns.

(q) Parent Guarantee. Parent agrees to guarantee all obligations and liabilities of the Seller, including without limitation, (i) a breach by Seller of its representations, warranties, covenants, agreements or indemnities set forth herein; and (ii) any payment obligation of Seller pursuant to Sections 6(a)(ii) or Section 13 herein.

[Remainder of page intentionally left blank; signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

CAPITAL PRODUCT PARTNERS L.P.

By:	/s/ I. Lazaridis

Name:	I. Lazaridis
Title:	CEO & CFO

WIND DANCER SHIPPING INC.

By:	/s/ Evangelos Bairactaris

Name:	Evangelos Bairactaris
Title:	Sole Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Shawn Faurot

Name:	Shawn Faurot
Title:	Managing Director

By:	/s/ Joanne Adkins

Name:	Joanne Adkins
Title:	Managing Director

EXHIBIT A1

CHARTER AGREEMENT

EXHIBIT A2

GUARANTEE

EXHIBIT B1

CHARTERER PROOF OF CLAIM

EXHIBIT B2

GUARANTOR PROOF OF CLAIM

EXHIBIT C

EVIDENCE OF TRANSFER OF CLAIM

SCHEDULE 1

WIRE INSTRUCTIONS

NOTICE ADDRESSES

SCHEDULE 2

Capitalized terms used but not defined herein shall have the meanings given them in the Agreement. The following are exceptions to the representations and warranties of Seller set forth in Section 9(e):

•

Loan Agreement, dated as of March 19, 2008 (as amended from time to time), by and between (i) the Parent, as borrower, (ii) the banks and financial institutions listed in Schedule 1 thereto, as lenders, (iii) HSH Nordbank AG, as swap bank, bookrunner, mandated lead arranger, facility agent and security trustee, and (iv) DNB Bank ASA, as co-arranger.

•	Charterparty Assignment, dated as of June 17, 2008, in respect of the Charter, by and between the Vessel Owner and the Security Trustee (as defined therein).

•	Bareboat Charter Security Agreement, dated as of June 17, 2008, by and between the Vessel Owner, Charterer and HSH Nordbank AG as facility agent and security trustee.

•

Deed of Release and Reassignment, dated as of May 31, 2013, by and between HSH Nordbank AG, the Parent, the Vessel Owner, Belerion Maritime Co., Epicurus Shipping Company, Baymont Enterprises Incorporated, Aias Carrier Corp., Miltiadis M II Carrier Corp., Agamemnon Container Carrier Corp., Archimidis Container Carrier Corp., Hercules Container Carrier Corp., and Iason Container Carrier Corp.

SCHEDULE 3

This Schedule 3 is being delivered pursuant to Section 9(e). Capitalized terms used but not defined herein shall have the meanings given them in the Agreement. The following is a true and complete list of all notices, documents and agreements (excluding internal work papers and preliminary calculations), each as amended through the date hereof, that Seller has delivered to Purchaser related to the calculation of the Claim Amount:

•	Bareboat charter in respect of the vessel bearing hull number S-1243 and now named the Overseas Sifnos, dated August 16, 2006, between Sifnos Tanker Corporation and Wind Dancer Shipping Inc.

•

Guarantee dated December 18, 2006 by Overseas Shipholding Group, Inc. of the obligations of Sifnos Tanker Corporation under the bareboat charter in respect of the vessel bearing hull number S-1243 and now named the Overseas Sifnos, dated August 16, 2006, between Sifnos Tanker Corporation and Wind Dancer Shipping Inc.

•	Bareboat charter in respect of the vessel bearing hull number S-1243 and now named the Overseas Sifnos, dated March 1, 2013, between Sifnos Tanker Corporation and Wind Dancer Shipping Inc.

•

Guarantee dated March 1, 2013 by Overseas Shipholding Group, Inc. of the obligations of Sifnos Tanker Corporation under the bareboat charter in respect of the vessel bearing hull number S-1243 and now named the Overseas Sifnos, dated March 1, 2013, between Sifnos Tanker Corporation and Wind Dancer Shipping Inc.

•	Operating reports, balances and invoices for various voyages of sister vessel, Alexandros II and costs related to the first special survey of sister vessel, Alexandros II.

ANNEX 1

“Funded Purchase Price” means $10,255,905.17.

“Holdback Rate” means 0.8159.

“Purchase Rate” means 0.7250.

“Maximum Refund Amount” means $2,884,473.33.